UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934



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(Name of Issuer)
 Hauppauge Digital, Inc.

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(Title of Class of Securities)
 Common Stock, Par Value $0.01 Per Share

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(CUSIP NUMBER)
 419131 10 7

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(Date of Event Which Requires Filing of this Statement)
 December 31, 2011

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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)
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SCHEDULE 13G



CUSIP No.: 419131 10 7



1.   NAME OF REPORTING PERSONS:

	        LAURA JEAN AUPPERLE


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

		(a)
		(b)

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                UNITED STATES

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

		675,892*

6.    SHARED VOTING POWER

		0

7.    SOLE DISPOSITIVE POWER

		675,892*


8.    SHARED DISPOSITIVE POWER

		0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      		675,892*

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              	6.63%

12.   TYPE OF REPORTING PERSON

                 IN

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*Consists of (i) 675,892 shares of common stock previously acquired by
Reporting Person


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Item 1.

   (a) Name of Issuer:

		Hauppauge Digital, Inc.,

   (b) Address of Issuer's principal executive Office:

		91 Cabot Court, Hauppauge, New York

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Item 2.

   (a) Name of person filing:

		Laura Jean Aupperle

   (b) Address or principal business office or, if none, residence:

		23 Sequoia Drive
		Hauppauge, NY 11788


   (c) Citizenship:

		United States

   (d) Title of class of securities:

		Common Stock, Par Value $0.01 Per Share

   (e) CUSIP No.: 419131 10 7
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Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

   Not Applicable

   (a)	[ ]  Broker or dealer registered under Section 15 of the Exchange Act:

   (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

   (c)	[ ]  Insurance Company as defined in Section 3(a)(19) of the Exchange
             Act;

   (d)	[ ]  Investment Company registered under Section 8 of the Investment
             Company Exchange Act;

   (e)	[ ]  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

   (f)	[ ]  Employee Benefit Plan or Endowment Fund in accordance with
	     Rule 13d-1(b)(1)(ii)(F);

   (g)	[ ]  Parent Holding Company or Control Person in accordance with
	     Rule 13d-1(b)(1)(ii)(G);

   (h)	[ ]  Saving Association as defined in Section 3(b) of The Federal
	     Deposit Insurance Act;

   (i)	[ ]  Church Plan that is excluded from the definition of an Investment
	     Company under Section 3(c)(14) of the Investment Company Act;

   (j)	[ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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Item 4.	  Ownership

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


a.  Amount beneficially owned

The number of shares beneficially owned by the Reporting Person on December 31, 2011 is 675,892.


b.  Percent of class

	6.63%


c.  Number of shares as to which such person has:

	i.   Sole power to vote or to direct the vote

		675,892*

	ii.  Shared power to vote or to direct the vote

		0

	iii. Sole power to dispose or to direct the disposition of

		675,892*

	iv.  Shared Power to dispose or to direct the disposition of

		0

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*Consists of (i) 675,892 shares of common stock previously acquired by
Reporting Person

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Item 5.    Ownership of Five Percent or Less of a Class.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

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Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

    Not Applicable

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Item 7.    Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on by the Parent Holding Company.

    Not Applicable

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Item 8.    Identification and Classification of Members of the Group.

    Not Applicable

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Item 9.    Notice of Dissolution of Group.

    Not Applicable

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Item 10.    Certification.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Laura Jean Aupperle

Dated: January 31, 2012